Exhibit 99.1

LIBERTY GLOBAL’S EUROPEAN DIVISION COMPLETES OPPORTUNISTIC

REFINANCING

Extends Maturity of €503 Million of Debt

Englewood, Colorado – March 26, 2009: Liberty Global, Inc. (“Liberty Global” or the “Company”) (Nasdaq: LBTYA, LBTYB and LBTYK) today announced that €503 million of the €830 million redrawable Facility L due 2012 under the UPC Broadband Holding B.V. senior secured credit agreement has been refinanced with two new tranches (Facilities Q and R). Of the €503 million, €267 million has been rolled into Facility Q which is a redrawable term loan due July 2014 The final maturity dates of Facility Q and R are the earlier of (i) July 31, 2014 and December 31, 2015, respectively or (ii) October 17, 2013, the date falling 90 days prior to the date on which UPC Holding’s existing Senior Notes due 2014 fall due if such Senior Notes have not been repaid, refinanced or redeemed prior to such date. and has an interest rate of EURIBOR plus 2.75% per annum. The remaining €236 million has been rolled into Facility R which is a term loan due December 2015[1] and has an interest rate of EURIBOR plus 3.25% per annum.

Commenting on the transaction, President and CEO Mike Fries said, “As this refinancing demonstrates, we continue to have access to the capital markets and will take advantage of opportunities to further extend our debt maturity schedule. Even though we have no material near-term amortizations, we believe that refinancing 2012 maturities with debt due in 2014 and 2015 is prudent in this environment and we do so with the support of our lenders. With this transaction, approximately 95% of UPC Holding’s debt is due in or after 2013. As we look ahead, we are focused on ensuring that our balance sheet is optimized in order to capitalize on growth opportunities within our business and ultimately drive shareholder returns.”

For additional information on the transaction, please see the Current Report on Form 8-K to be filed by Liberty Global with the Securities and Exchange Commission with respect to this refinancing.

About Liberty Global, Inc.

Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services to connect its customers to the world of entertainment, communications and information. As of December 31, 2008, Liberty Global operated state-of-the-art networks that served approximately 17 million customers across 15 countries principally located in Europe, Japan, Chile and Australia. Liberty Global’s operations also include significant programming businesses such as Chellomedia in Europe.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our ability to access capital markets and drive shareholder returns and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the impact of market conditions generally on the availability, terms and deployment of capital, as well as other factors detailed from time to time in the Company’s filings with the Securities Exchange Commission including our most recently filed Form 10-K. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, please visit www.lgi.com or contact:

Investor Relations:		Corporate Communications:

Christopher Noyes	+1 303.220.6693	Hanne Wolf	+1 303.220.6678
K.C. Dolan	+1 303.220.6686	Bert Holtkamp	+31 20.778.9447
Molly Bruce	+1 303.220.4202

[1]        The final maturity dates of Facilities Q and R are the earlier of (i) July 31, 2014 and December 31, 2015, respectively or (ii) October 17, 2013, the date falling 90 days prior to the date on which UPC Holding’s existing Senior Notes due 2014 fall due, if such Senior Notes have not been repaid, refinanced or redeemed prior to such date.